                                                                     Exhibit 3.1
                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                              HALSEY DRUG CO., INC.

           UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW


                                    * * * * *


         WE, THE UNDERSIGNED, Michael K. Reicher and Peter Clemens, being respectively the President and the Secretary of Halsey Drug Co., Inc., hereby certify:

         1. The name of the corporation is Halsey Drug Co., Inc. The corporation was originally incorporated under the name of Halsey Drug Co. Inc.

         2. The certificate of incorporation of said corporation was filed with the Department of State on the 10th day of April, 1935, and has been amended at various times by action of the Board of Directors and the shareholders of the corporation.

         3. (a) The Certificate of Incorporation is amended to (i) increase the number of authorized shares of common stock from 40,000,000 to 80,000,000 shares, (ii) increase the number of directors to not more than eleven (11) and (iii) grant voting rights on an as-converted basis to the holders of the Company's 5% Convertible Senior Secured Debentures due March 15, 2003 issued pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between the Corporation, Oracle Strategic Partners, L.P. and the other signatories thereto.

             (b) To effect the foregoing, the following amendments are hereby made to the corporation's certificate of incorporation, as amended:

                  (A) Article THIRD relating to the amount of authorized capital stock of the corporation is amended to read as follows:

                  THIRD: The amount of the authorized capital stock of the Corporation shall be Eight Hundred Thousand ($800,000) Dollars consisting of 80,000,000 shares of Common Stock, each share having a par value of $.01 per share.

                  The holders of the Corporation's 5% Convertible Senior Secured Debentures due March 15, 2003 originally issued pursuant to that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between the Corporation, Galen Partners III, L.P., Galen Partners International, L.P., Galen Employee Fund, III, L.P., and each of the other signatories thereto (the "1998 Debentures") and the holders of the Corporation's 5% Convertible Senior Secured Debentures due March 15, 2003 originally issued pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between the Corporation, Oracle Strategic Partners, L.P. and each of the other signatories thereto (the "1999 Debentures" and together with the 1998 Debentures, collectively, the "Debentures"), shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, together with the holders of the Corporation's Common Stock (and any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders) as one class. Each Debenture shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Corporation that could then be acquired upon conversion of the Debentures into Common Stock, subject to adjustments as provided in the Debentures. Holders of the Debentures shall be deemed to be shareholders of the Corporation, and the Debentures shall be deemed to be shares of stock for purposes of any provision of the New York Business Corporation Law that requires the vote of shareholders as a prerequisite to any corporate action.

                  (B) ARTICLE SIXTH relating to the number of directors is amended to read as follows:

                  SIXTH: The number of directors shall be not less than three (3) nor more than eleven (11), none of whom need be stockholders of the Corporation.

4.       The amendments provided herein were authorized in the following manner:

                  By the unanimous written consent of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

         IN WITNESS WHEREOF, we have signed this certificate on the 19th day of August 1999 and we affirm the statements contained herein as true under penalties of perjury.


                                         /s/ Michael K. Reicher
                                         ------------------------------------
                                         Michael K. Reicher
                                         President and Chief Executive Officer




                                         /s/ Peter Clemens
                                         ------------------------------------
                                         Peter Clemens
                                         Secretary